EXHIBIT 99.1

GLOBAL GOLD ANNOUNCES FUNDING PAYMENT FOR CHILE SALE RECEIVED ON MARCH 31, 2011
RELOCATION OF ITS CORPORATE HEADQUARTERS TO RYE, NY; GBGD SHARES NOW TRADING ON THE OTCQB

RYE, NY - (Marketwire)-April 1, 2011 – Global Gold Corporation (OTCQB: GBGD) is pleased to announce that on March 31, 2011, we received the $500,000 closing payment funding from Conventus Ltd., a BVI corporation (“Conventus”), per the terms of the agreement signed on October 27, 2010 for the sale of 100% interest in the Compania Minera Global Gold Valdivia S.C.M. company (“GGV”) which holds the Pureo mining assets in Chile.  Shares of GGV will be transferred in accordance with the agreement.

The agreement’s key terms, as previously reported, include that Conventus or its assignee shall pay $5.0 million USD payable as follows: $250,000 on or before October 31, 2010; $250,000 on or before November 30, 2010; $500,000 at the closing on or before March 31, 2011; $1,000,000 on or before December 31, 2011; $1,000,000 on or before December 31, 2012; $1,000,000 on or before December 31, 2013; and $1,000,000 on or before December 31, 2014 until $5,000,000 in total has been paid.

As additional consideration, if within seven years, Conventus or any of its successors produces 150,000 ounces of gold from the GGV property or property in Chile which Global assists GGV or Conventus in acquiring, then Conventus shall or shall cause GGV to pay Global a $2,500,000 bonus within 60 days of achieving such production.  For one year, Global will provide Conventus with reasonable consulting services and technical assistance for development, production, exploration, and expansion of the GGV mining properties in further consideration of the payment terms above.

CORPORATE HEADQUARTERS RELOCATED

As of April 1, 2011, the Company has moved its corporate headquarters from Greenwich, CT to Rye, NY.  The new contact information is:

Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel:  914-925-0020
Fax: 914-925-8860
www.globalgoldcorp.com

COMPANY TRADING ON THE OTCQB EXCHANGE

The Company’s shares are now being traded on the OTCQB market: www.otcmarkets.com.  The change is due to a new system for the OTC platform.  The OTCQB is the level for companies which are in full compliance and current with the SEC filing requirements.  The trading symbol remains GBGD.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company with mining properties in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

Contact:
Drury J. Gallagher
Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel:  914-925-0020
Fax: 914-925-8860
ggc@globalgoldcorp.com

www.globalgoldcorp.com

Source: Global Gold Corporation